                                  EXHIBIT 99.1

























CONCORD'S REASONS FOR THE MERGER

         Concord's board of directors believes that the Merger is fair to, and in the best interests of, Concord and its stockholders. Accordingly, after consideration of relevant business, financial, legal and market factors, Concord's board of directors approved the Agreement and the transactions contemplated thereby by unanimous vote and unanimously voted to recommend that Concord's stockholders vote "FOR" the approval of the Share Issuance Proposal. In reaching its determination to approve the Agreement and the transactions contemplated thereby, Concord's board of directors consulted with its management and its financial, accounting and legal advisers, and considered a number of factors. The following include all of the material factors considered:

         (i) the board's review, based in part on presentations by its financial advisers and Concord's management, of the business, operations, financial condition and earnings of Concord and EPS on an historical and a prospective basis and of the combined company on a pro forma basis, the historical stock price performance of the Concord Common Stock as a multiple of earnings per share, and the resulting relative interests of the five principal stockholders of EPS and the impact the resale of such shares would have on the market for Concord Common Stock in light of the registration rights granted in connection with the Agreement;

         (ii) the transaction would not immediately reduce Concord's reported earnings per share and would, accordingly, be accretive;

         (iii) the presentations of William Blair to the board members at the meetings of the board of directors on November 13, 18, 19 and 20, 1998, and the written opinion of William Blair, dated November 20, 1998, to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, matters considered, and limitations on the analyses undertaken as set forth in such opinion, the Exchange Ratio was fair to Concord's stockholders from a financial point of view (see "--Opinion of Financial Adviser"). A copy of the written opinion of William Blair, which sets forth the procedures followed, assumptions made, matters considered and limitations on the analyses undertaken by William Blair, is attached as Appendix D and is incorporated herein by reference. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION OF WILLIAM BLAIR CAREFULLY IN ITS ENTIRETY;

         (iv)     the terms of the Agreement, including the Exchange Ratio;

         (v) the current and prospective economic and competitive environment facing the transaction processing industry generally, and Concord and EPS in particular, including the continued rapid consolidation in the industry and the increasing importance of operational scale and financial resources in maintaining efficiencies and remaining competitive and in being able to capitalize on technological developments which significantly impact industry competition;

         (vi) the expectation that the Merger would be accounted for as a pooling of interests for accounting and financial reporting purposes (see "--Accounting Treatment");

         (vii) the potential cost savings, operating efficiencies and other synergies that may be available to the combined company from the Merger, and the likelihood of the foregoing being achieved following consummation of the Merger;

         (viii) the belief that EPS's senior management would remain in place after the Merger and would be provided with additional incentives to further the growth and prosperity of Concord and EPS as a combined entity through the issuance to management and employees of EPS of options under Concord's Plan to acquire, in the aggregate, approximately 900,000 shares of Concord Common Stock;

         (ix) the fact that First Union had agreed to waive its rights to terminate its minimum payment obligation to EPS at the end of 1999, thereby effectively extending such obligation until December 31, 2004;

         (x) the fact that a majority of the EPS stockholders had entered into agreements to vote for and otherwise support the Merger, thereby assuring the receipt of EPS stockholder approval of the Merger; and

         (xi) the results of the due diligence investigation of EPS conducted by Concord's management, accounting, financial and legal advisers.

         The foregoing discussion of the information and factors considered by the board of directors of Concord is not intended to be exhaustive, but includes all of the material factors considered by Concord's board of directors. In the course of its deliberations with respect to the Merger, Concord's board of directors discussed the anticipated impact of the Merger on Concord and Concord's stockholders. In reaching its determination to approve and recommend the Merger, Concord's board of directors generally viewed each of the foregoing factors as supporting its approval and recommendation of the Agreement and the resulting share issuance, but the board of directors did not assign any relative or specific weight to the factors considered in reaching such determination, and individual directors may have given differing weights to different factors.

         BASED ON THE FOREGOING, THE BOARD OF DIRECTORS OF CONCORD UNANIMOUSLY APPROVED THE AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF CONCORD COMMON STOCK VOTE "FOR" APPROVAL OF THE SHARE ISSUANCE PROPOSAL.

EPS'S REASONS FOR THE MERGER

         At a meeting held on November 20, 1998, the EPS board of directors approved the Agreement and resolved to recommend that the EPS stockholders approve the Agreement. In reaching these conclusions, the EPS board of directors considered, with the assistance of management and EPS's financial and legal advisers, a number of factors, including the following:

         (i) the results of operations, financial condition, business and competitive position of EPS, both on a historical and prospective basis;

         (ii) the current and prospective economic and competitive environment facing the payment processing industry generally, and EPS in particular, including the rapid consolidation in the industry and the ability of a publicly traded company to use its equity securities to accomplish strategic acquisitions and the benefits of operational scale and being an integrated provider of processing services in maintaining efficiencies and remaining competitive in the industry;

         (iii) the results of operations, financial condition, business and competitive position of Concord, both on a historical and prospective basis, and the historical market price of the Concord Common Stock;

         (iv) the potential revenue and expense synergies from a combination of EPS and Concord due to the opportunities to cross-sell the complementary products offered by each company and the ability to combine certain functions and operations;

         (v)      the terms of the Agreement and the Registration Rights
Agreement;

         (vi) the benefits to the EPS stockholders of acquiring publicly traded Concord Common Stock, including the increased liquidity of the Concord Common Stock as compared to the EPS Common Stock;

         (vii) the expectation that the Merger would constitute a tax-free reorganization for federal income tax purposes and be accounted for by Concord as a pooling of interests;

         (viii) the presentations of SSB to the EPS board of directors on August 18, 1998, November 10, 1998 and November 20, 1998 and the opinion of SSB rendered on November 20, 1998 that, as of the date of such opinion, the consideration to be received by the EPS stockholders in the Merger was fair to such stockholders from a financial point of view; and

         (ix) the likelihood of obtaining required regulatory approvals and satisfying other conditions to the consummation of the Merger.

         The foregoing discussion of the information and factors considered and given weight by the EPS board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the EPS board of directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the EPS board of directors may have given different weights to different factors.

OPINION OF CONCORD'S FINANCIAL ADVISER

         William Blair has rendered to Concord's board of directors its written opinion dated November 20, 1998, to the effect that, as of such date, and based upon and subject to various considerations set forth in its opinion, the Exchange Ratio was fair to the holders of Concord Common Stock from a financial point of view.

         THE FULL TEXT OF THE WRITTEN OPINION OF WILLIAM BLAIR, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND THE REVIEW UNDERTAKEN WITH REGARD TO SUCH OPINION, IS ATTACHED AS APPENDIX D TO THIS PROXY STATEMENT. CONCORD STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. WILLIAM BLAIR'S OPINION IS DIRECTED ONLY TO THE EXCHANGE RATIO AS OF THE DATE OF THE OPINION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF CONCORD AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE MEETING. THE SUMMARY OF THE OPINION OF WILLIAM BLAIR SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

         In rendering its opinion, William Blair examined, among other things,
(a) the Agreement; (b) certain audited financial statements of Concord for the five fiscal years ended December 31, 1997 and certain audited financial statements of EPS for the four fiscal years ended December 31, 1997; (c) the unaudited financial statements of Concord for the quarter ended September 30, 1998 and the unaudited financial statements of EPS for the nine months ended September 30, 1998; (d) certain projected financial results for Concord prepared by Wall Street analysts and certain internal business, operating and financial information and forecasts of EPS prepared by the senior management of EPS (collectively, the "Financial Forecasts"); (e) the pro forma impact of the Merger on the earnings per share of Concord based on the Financial Forecasts and certain pro forma financial information prepared by the senior management of Concord and EPS; (f) historical revenue, operating earnings, operating cash flows, net income and capitalization, as to Concord, EPS and certain publicly held companies in businesses William Blair believed to be comparable to the businesses of Concord and EPS, respectively; (g) information regarding publicly available financial terms of certain recently-completed transactions which William Blair believed to be relevant; (h) current and historical market prices and trading volumes of the Concord Common Stock; and (i) certain other publicly available information on Concord. William Blair also held discussions with members of the senior management of Concord and EPS to discuss the foregoing, considered other matters which it deemed relevant to its inquiry and took into account such accepted financial and investment procedures and considerations as it deemed relevant.

         In connection with its review, William Blair relied upon the accuracy and completeness of the financial and other information provided by Concord and EPS to it and did not undertake any independent verification of such information or any independent valuation or appraisal of any of the assets of Concord or EPS. With respect to the Financial Forecasts, William Blair assumed that such forecasts had been reasonably prepared on bases reflecting the best then currently available estimates and judgments of the managements of Concord and EPS as to the future financial performance of the Concord and EPS businesses. In addition, William Blair assumed that obtaining the necessary regulatory and governmental approvals for the Merger will not delay the consummation of the Merger, and that, in the course of obtaining such approvals, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the Merger to Concord. William Blair's opinion stated that such opinion was also based on economic, monetary, market and other conditions as in effect on, and the information made available to William Blair as of, the date of such opinion. William Blair has not been asked to perform, not has it in fact performed, any analyses with respect to the fairness of the Exchange Ratio or any other matters respecting the Merger after delivery of its written opinion dated November 20, 1998.

         The following is a brief summary of the analyses performed by William Blair in connection with rendering its November 20, 1998 opinion and discussed with Concord's board of directors at its meeting on such date.

Relative Contribution Analysis

         William Blair analyzed the pro forma contributions from each of Concord and EPS to the combined company if the Merger were to be consummated as set forth in the Agreement. Among the various income and cash flow statement items analyzed were the relative contributions to the pro forma company of each of Concord's and EPS' revenue, earnings before interest expense, interest income and taxes ("EBIT") and net income available to common stockholders for the years ended December 31, 1998 and 1999. The projections were based on the Financial Forecasts. The relative contribution analysis showed that EPS would contribute approximately 37.9% and 34.4% of the revenue, approximately 38.3% and 35.5% of the EBIT and approximately 27.5% and 28.0% of the net income available to common stockholders to the combined company, before taking into account any of the possible benefits that may be realized following the Merger, for the years ended December 31, 1998 and 1999, respectively. These contribution ratios may be compared to EPS's relative share of the total enterprise value (i.e., the market value of common equity plus estimated market value of debt less cash and cash equivalents) of the combined company of 29.0% and the pro forma fully diluted ownership interest of 23.9% that EPS stockholders would receive if the Merger were to be consummated.

Discounted Cash Flow Analysis

         William Blair performed a discounted cash flow analysis of EPS using financial forecasts furnished by EPS' management and reviewed by Concord's management. Based on such forecasts, William Blair calculated a net present value of free cash flows for EPS for the years 1999 through 2001 using discount rates ranging from 10.0% to 14.0%. William Blair calculated EPS's terminal values in the year 2001 based on multiples ranging from 16.0x EBIT to 22.0x EBIT. These terminal values were then discounted to present value using discount rates ranging from 10.0% to 14.0%. Such analysis resulted in implied values of EPS Common Stock that ranged from $1.17 billion to $1.79 billion, as compared with an implied equity value for the transaction of $923 million based upon the Exchange Ratio and a closing price of Concord Common Stock on NASDAQ on November 16, 1998 of $27.56.

Comparable Publicly Traded Company Analysis

         William Blair reviewed and compared certain financial information relating to EPS to corresponding financial information, ratios and public market multiples for ten publicly-traded corporations in the transaction processing industry: Affiliated Computer Services; Automatic Data Processing; Bisys Group Inc.; Envoy Corp.; First Data Corp.; FIserv Inc.; National Data Corp.; Nova Corp.; Paymentech Inc.; and Total System Services Inc. (the "Selected Companies"). William Blair calculated and compared various financial multiples and ratios. The multiples of EPS were calculated using the implied net equity value of $923 million and a total enterprise value of $1.03 billion, each of which is based upon a closing price of Concord Common Stock on NASDAQ on November 16, 1998 of $27.56.

         William Blair reviewed a range of multiples for the Selected Companies, but focused its analysis on the price-to-earnings multiples for the 1998 ("1998E P/E Multiple") and 1999 ("1999E P/E Multiple") calendar years. William Blair's analysis of the Selected Companies indicated that 1998E P/E Multiples ranged from 16.9x to 77.7x, with a median of 29.0x and a top quartile multiple of 39.9x, compared to 35.7x for EPS; (d) 1999E P/E Multiples ranged from 15.0x to 62.1x, with a median of 23.4x and a top quartile multiple of 30.8x, compared to 25.4x for EPS. William Blair also considered total enterprise value as a multiple of sales for the latest twelve months ("LTM") and LTM EBIT. William Blair's analysis of the Selected Companies indicated that multiples of LTM sales ranged from 1.6x to 10.9x, with a median of 3.1x and a top quartile multiple of 4.7x, compared to 4.6x for EPS, and multiples of LTM EBIT ranged from 9.1x to 55.2x, with a median of 18.6x and a top quartile multiple of 32.9x, compared to 19.4x for EPS.

Comparable Transaction Analysis

         William Blair reviewed certain financial aspects of selected mergers and acquisitions transactions in the U.S. transaction processing industry, including BankAmerica Corp.'s pending acquisition of BA Merchant Services, Nova Corp.'s acquisition of PMT Services Inc., Associates First Capital Corp.'s acquisition of SPS Payment Systems Inc., National Data Corp.'s acquisition of Physician Support Systems Inc., FIserv Inc.'s acquisition of BHC Financial
Inc., First USA Paymentech Inc.'s acquisition of GENSAR Holdings Inc., Affiliated Computer Services Inc.'s acquisition of The Genix Group, First USA Paymentech Inc.'s acquisition of Little & Company, Ceridian Corp.'s acquisition of Comdata Holdings Corp., First Data Corp.'s acquisition of First Financial Management Corp., First Data Corp.'s acquisition of Card Establishment Services and First Data Corp.'s acquisition of Envoy Corp.'s merchant processing and point of sale unit (collectively, the "Comparable Transactions"). Among the ratios reviewed by William Blair were total enterprise value as a multiple of, among other things, historical net sales and historical EBIT. The historical net sales multiples of the Comparable Transactions based upon the total enterprise values ranged from 1.6x to 7.0x, with a median of 3.2x and a top quartile multiple of 4.1x. The historical EBIT multiples of the Comparable Transactions based upon the total enterprise values ranged from 7.5x to 38.5x, with a median of 12.2x and a top quartile multiple of 29.1x. These multiples may be compared with the implied total enterprise multiples of the Merger of 4.6x historical net sales and 19.4x historical EBIT.

         No company or transaction used in the comparable analyses is identical to EPS or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and mergers and acquisitions transactions and other factors that could affect the acquisition or public trading values of the companies analyzed.

Pro Forma Merger Consequences Analysis

         William Blair analyzed certain pro forma effects of the Merger on the earnings and capitalization of the combined company based on the Financial Forecasts. William Blair looked at the pro forma effects both with and without the estimates by the management of Concord of the possible benefits (in the form of cost savings and revenue enhancements) (the "Synergies") that might be realized following the Merger. The Concord management estimates of the possible (pre-tax) Synergies used by William Blair were as follows: approximately $6.9 million benefit to operating income during the first year following the Merger, approximately $17.8 million benefit during the second year following the Merger and approximately $30.9 million benefit during the third year following the Merger. William Blair expressed no view on whether the Synergies could be realized. In addition, William Blair assumed, after consultation with Concord management, that the Merger, among other things, would be accounted for under the pooling method of accounting. Based on various assumptions including those described above, William Blair observed that, without the Synergies, the Merger would result in accretion in earnings per share on a pro forma basis of approximately 4.0% in 1998, 5.0% in 1999, and 6.5% in 2000 from Concord's stockholders' point of view. With the Synergies, William Blair observed that the Merger would result in accretion in earnings per share on a pro forma basis of approximately 8.8% in 1998, 8.5% in 1999, and 13.3% in 2000 from Concord's stockholders' point of view.

Other Factors and Analyses

         In rendering its opinion, William Blair considered various other factors and conducted certain additional analyses, including, among other things, a review of the effect of the transaction on Concord's revenue and earnings per share growth rates as estimated by Wall Street analysts and reviewed by Concord's management. On a stand-alone basis, Concord's revenue was projected to grow 39.6% in 1998, 33.6% in 1999 and at a compound annual growth rate of 36.1% from 1997 to 2000 while its earnings per share were projected to grow 56.3% in 1998, 36.6% in 1999 and at a compound annual growth rate of 41.3% from 1997 to 2000. The revenue of the combined company, without the Synergies, is projected to grow, on a pro forma basis, at 28.5% in 1998, 26.5% in 1999 and at a compound annual growth rate of 27.8% from 1997 to 2000, while its earnings per share, on a pro forma basis, are projected to grow 50.4% in 1998, 37.9% in 1999 and at a compound annual growth rate of 40.5% from 1997 to 2000. Including the Synergies, the combined company's revenue is projected to grow, on a pro forma basis, at 28.5% in 1998, 37.1% in 1999 and at a compound annual growth rate of 34.4% from 1997 to 2000 while its earnings per share, on a pro forma basis, are projected to grow 50.4% in 1998, 42.4% in 1999 and at a compound annual growth rate of 43.5% from 1997 to 2000.

         In arriving at its written opinion dated November 20, 1998, and in discussing its November 20, 1998 opinion with Concord's board of directors, William Blair performed various financial analyses, portions of which are summarized above. The summary set forth above does not purport to be a complete description of William Blair's analyses. William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, could create an incomplete view of the process underlying the opinion. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Concord or EPS. The analyses performed by William Blair are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect actual market valuations or trading ranges, which may vary significantly from amounts set forth above.

         Concord retained William Blair to act as its exclusive financial adviser in connection with the Merger and related matters based upon its qualifications, expertise, and reputation in investment banking in general and mergers and acquisitions specifically. William Blair is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes.

         In consideration for William Blair's services in connection with the Merger, Concord has agreed to pay William Blair a fee of $2 million, payable at, and contingent upon, closing of the

Merger. In addition, Concord has agreed to indemnify William Blair and its affiliates, and their respective members, principals, partners, directors, officers, employees, agents, controlling persons and successors against certain expenses and liabilities, including liabilities under the Federal securities laws.

                   PRO FORMA COMBINED CONDENSED FINANCIAL DATA

         The following Unaudited Pro Forma Combined Condensed Financial Statements, including the notes thereto, are qualified in their entirety by reference to and should be read in conjunction with the historical consolidated statements of Concord and EPS, including the notes thereto, which are included in this proxy statement or are incorporated herein by reference.

         The Unaudited Pro Forma Combined Condensed Financial Statements assume a business combination between Concord and EPS accounted for as a pooling of interests and are based on each company's respective historical audited and unaudited consolidated financial statements and notes thereto, which are included in this proxy statement or incorporated herein by reference. The Unaudited Pro Forma Combined Condensed Balance Sheet as of September 30, 1998, combines Concord's and EPS's Condensed Consolidated Balance Sheets as of September 30, 1998, giving effect to the Merger as if it had occurred on September 30, 1998.

         The Unaudited Pro Forma Condensed Combined Statements of Income combine Concord's historical results for the nine months ended September 30, 1998 and the years ended December 31, 1997, 1996 and 1995, with EPS's historical results for the same periods, giving effect to the Merger as if it had occurred on January 1, 1995.

         Certain data and notes normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The Unaudited Pro Forma Combined Condensed Financial Statements provide information about the impact of the Merger by showing how it might have affected the financial condition and results of operations of Concord had the Merger actually been completed as of the dates indicated. The Unaudited Pro Forma Combined Condensed Financial Statements are provided for informational purposes only and are not necessarily indicative of actual results that would have been achieved had the Merger been consummated at the beginning of the periods presented or of future results.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998
                                   (UNAUDITED)
                                 (In thousands)


                                                                                       Pro Forma         Combined
                                                          Concord           EPS        Adjustments        Pro Forma
                                                         ---------       ---------     -----------       ----------

                                ASSETS
CURRENT ASSETS

  Cash and cash equivalents                              $  68,164       $  16,425                       $  84,589
  Securities available-for-sale                            246,079                                         246,079
  Accounts receivable                                       77,632          27,412                         105,044
  Due from stockholders                                                      3,462                           3,462
  Inventories                                                7,554             578                           8,132
  Prepaid expenses and other current assets                  5,640           2,448                           8,088
  Deferred income taxes                                        587           3,022                           3,609
                                                         ---------       ---------       ---------       --------

                               TOTAL CURRENT ASSETS        405,656          53,347                         459,003

PROPERTY AND EQUIPMENT                                     109,629         180,870                         290,499
  Accumulated depreciation and amortization                (65,950)        (73,394)                       (139,344)
                                                         ---------       ---------       ---------       ---------

                                                            43,679         107,476                         151,155

OTHER ASSETS
  Capitalized software development costs                                    16,133                          16,133
  Merchant contracts purchased, net                         23,358                                          23,358
  Other                                                                      4,781                           4,781

INTANGIBLE ASSETS
  Goodwill                                                                  82,071                          82,071
  Customer lists and other                                                  30,970                          30,970
                                                         ---------       ---------       ---------       ---------

                                                                           113,041                         113,041
  Accumulated amortization                                                 (35,001)                        (35,001)
                                                         ---------       ---------       ---------       ---------

                                                                            78,040                          78,040
                                                         ---------       ---------       ---------       ---------

                                       TOTAL ASSETS      $ 472,693       $ 259,777       $      --       $ 732,470
                                                         =========       =========       =========       =========

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998
                                   (UNAUDITED)
                                 (In thousands)

                                                                                              Pro Forma       Combined
                                                                    Concord        EPS       Adjustments      Pro Forma
                                                                    --------    ---------    -----------     ----------

                LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable and other liabilities                            $ 61,062    $ 21,125                      $  82,187
  Accrued liabilities                                                  7,883      35,380                         43,263
  Due to stockholders                                                              1,153                          1,153
  Income taxes payable                                                             9,405                          9,405
  Current maturities of long-term debt                                   230      25,000                         25,230
  Borrowings under credit arrangement                                             28,000                         28,000
                                                                    --------    --------     -----------      ---------

                             TOTAL CURRENT LIABILITIES                69,175     120,063                        189,238

LONG-TERM DEBT, LESS CURRENT MATURITIES                               73,000     106,250                        179,250

OTHER LONG-TERM LIABILITIES                                                       14,544                         14,544
DEFERRED INCOME TAXES                                                  3,877      15,208                         19,085

STOCKHOLDERS' EQUITY
  Common stock                                                        32,599          38     $       (38)
                                                                                                  10,770         43,369
  Preferred stock                                                                    752            (752)
  Additional paid-in capital                                         108,606     196,162             752
                                                                                                 (10,770)
                                                                                                      38
                                                                                                (245,400)        49,388
  Deemed dividend                                                               (245,400)        245,400
  Retained earnings                                                  183,292      52,160                        235,452
  Unrealized gain (loss) on securities, net of taxes                   2,144                                      2,144
                                                                    --------    --------     -----------      ---------

                            TOTAL STOCKHOLDERS' EQUITY               326,641       3,712                        330,353
                                                                    --------    --------     -----------      ---------

            TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              $472,693    $259,777     $        --      $ 732,470
                                                                    ========    ========     ===========      =========

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                   (UNAUDITED)
                      (In thousands, except per share data)


                                                                            Pro Forma     Combined
                                              Concord           EPS        Adjustments    Pro Forma
                                              -------        ---------     -----------    ---------
Revenue                                      $  266,570      $ 172,371     $   18,169
                                                                                 (636)    $ 456,474

Cost of Operations                              197,042        106,710         18,169
                                                                                 (636)      321,285

Selling, General & Administrative                12,373         25,884                       38,257
                                             ----------      ---------     ----------     ---------

Operating income                                 57,155         39,777                       96,932

Other                                                              (28)                         (28)
Interest income                                  12,209            544                       12,753
Interest expense                                 (2,692)        (8,269)                     (10,961)
                                             ----------      ---------     ----------     ---------

Income before taxes                              66,672         32,024                       98,696

Income taxes                                     22,789         13,462                       36,251
                                             ----------      ---------     ----------     ---------

Net income                                   $   43,883      $  18,562     $       --     $  62,445
                                             ==========      =========     ==========     =========

Basic earnings per share                     $     0.45      $    4.95                    $    0.48
                                             ==========      =========                    =========

Diluted earnings per share                   $     0.44      $    4.95                    $    0.47
                                             ==========      =========                    =========

Weighted average common shares                   97,563          3,750                      129,873
                                             ==========      =========                    =========

Weighted average shares and
assumed conversions                             100,168          3,750                      132,478
                                             ==========      =========                    =========

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                   (UNAUDITED)
                      (In thousands, except per share data)


                                                                            Pro Forma      Combined
                                               Concord          EPS        Adjustments     Pro Forma
                                              ---------      ---------     -----------    ----------
Revenue                                       $ 270,074      $ 202,310     $   16,978
                                                                                 (513)    $ 488,849

Cost of Operations                              198,939        124,224         16,978
                                                                                 (513)      339,628

Selling, General & Administrative                16,664         33,267                       49,931
                                              ---------      ---------     ----------     ---------

Operating income                                 54,471         44,819              -        99,290

Other                                                              (38)                         (38)
Interest income                                  11,731            556                       12,287
Interest expense                                   (930)       (13,146)                     (14,076)
                                              ---------      ---------     ----------     ---------

Income before taxes                              65,272         32,191              -        97,463

Income taxes                                     23,590         14,181                       37,771
                                              ---------      ---------     ----------     ---------

Net income                                    $  41,682      $  18,010     $        -     $  59,692
                                              =========      =========     ==========     =========


Basic earnings per share                      $    0.43      $    4.80                    $    0.46
                                              =========      =========                    =========


Diluted earnings per share                    $    0.42      $    4.80                    $    0.45
                                              =========      =========                    =========


Weighted average common shares                   96,527          3,750                      128,837
                                              =========      =========                    =========


Weighted average shares and
      assumed conversions                        99,395          3,750                      131,705
                                              =========      =========                    =========

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                   (UNAUDITED)
                      (In thousands, except per share data)


                                                                                 Pro Forma      Combined
                                                     Concord         EPS        Adjustments     Pro Forma
                                                    ---------     ---------     -----------     ---------
Revenue                                             $ 166,700     $ 179,490      $   8,650
                                                                                      (365)     $ 354,475

Cost of operations                                    119,675       112,291          8,650
                                                                                      (365)       240,251

Selling, general & administrative                       9,724        32,847                        42,571
                                                    ---------     ---------      ---------      ---------

Operating income                                       37,301        34,352              -         71,653

Other                                                                   (38)                          (38)
Interest income                                         4,104           364                         4,468
Interest expense                                          (90)      (14,674)                      (14,764)
                                                    ---------     ---------      ---------      ---------

Income before taxes and minority interest              41,315        20,004              -         61,319

Income taxes                                           14,526         8,821                        23,347
                                                    ---------     ---------      ---------      ---------

Net income before minority interest                    26,789        11,183                        37,972

Minority interest                                                       240                           240
                                                     --------     ---------      ---------      ---------

Net income                                           $ 26,789     $  10,943      $       -      $  37,732
                                                     ========     =========      =========      =========


Basic earnings per share                             $   0.31     $    3.20                     $    0.32
                                                     ========     =========                     =========


Diluted earnings per share                           $   0.30     $    3.20                     $    0.31
                                                     ========     =========                     =========


Weighted average common shares                         86,226         3,417                       118,536
                                                     ========     =========                     =========


Weighted average shares and
      assumed conversions                              89,903         3,417                       122,213
                                                     ========     =========                     =========

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                   (UNAUDITED)
                      (In thousands, except per share data)


                                                                                Pro Forma      Combined
                                                Concord           EPS         Adjustments     Pro Forma
                                               ---------       ---------      -----------     ----------
Revenue                                        $ 127,762       $ 163,379      $    4,735
                                                                                    (324)      $ 295,552

Cost of operations                                90,579         102,366           4,735
                                                                                    (324)        197,356

Selling, general & administrative                 10,913          35,755                          46,668
                                               ---------       ---------      ----------       ---------

Operating income                                  26,270          25,258              --          51,528

Other                                                                (38)                            (38)
Interest income                                    2,219             333                           2,552
Interest expense                                    (103)        (16,215)                        (16,318)
                                               ---------       ---------      ----------       ---------

Income before taxes and minority interest         28,386           9,338              --          37,724

Income taxes                                      10,146           5,481                          15,627
                                               ---------       ---------      ----------       ---------

Net income before minority interest               18,240           3,857              --          22,097

Minority interest                                    (75)          1,314                           1,239
                                               ---------       ---------      ----------       ---------

Net income                                     $  18,315       $   2,543      $       --       $  20,858
                                               =========       =========      ==========       =========


Basic earnings per share                       $    0.22       $    1.05                       $    0.18
                                               =========       =========                       =========


Diluted earnings per share                     $    0.21       $    1.05                       $    0.18
                                               =========       =========                       =========


Weighted average common shares                    83,016           2,420                         115,326
                                               =========       =========                       =========


Weighted average shares and
      assumed conversions                         86,789           2,420                        119,099
                                               =========       =========                       ========

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
STATEMENTS

BASIS OF PRESENTATION

The Unaudited Pro Forma Combined Condensed Financial Statements present the pro forma effect of the assumed combination of Concord and EPS using the pooling of interests method of accounting and, as a result, the unaudited pro forma combined condensed balance sheet and statements of operations are presented as if the combining companies had been combined for all periods presented.

The Unaudited Pro Forma Combined Condensed Financial Statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of Concord and EPS, which are included in this proxy statement or are incorporated herein by reference. The pro forma combining financial statements are presented for comparative purposes only and are not intended to be indicative of actual results had the Merger occurred as of the dates indicated above nor do they purport to indicate results which may be obtained in the future.

STOCKHOLDERS' EQUITY

Stockholders' equity components of common stock and additional paid-in capital of Concord as of September 30, 1998, have been adjusted to reflect the assumed issuance of approximately 32,310,000 shares of Concord Common Stock in exchange for all the issued and outstanding EPS Common Stock based upon the Exchange Ratio of 7.9091 shares of Concord Common Stock for each share of EPS Common Stock. The actual number of shares of Concord Common Stock to be issued will be determined at the time of completion of the Merger based on the Exchange Ratio and the number of shares of EPS Common Stock then outstanding. Additionally, other equity components of EPS, namely the deemed dividend and preferred stock resulting from the original formation of EPS, have been appropriately reclassified against additional paid-in capital.

REVENUE AND COSTS OF OPERATIONS PRO FORMA ADJUSTMENTS

Two adjustments to the Pro Forma Combined Condensed Statements of Income for all periods presented were necessary to properly reflect the revenue and cost of operations components on a combined pro forma basis. In EPS's historical financial statements, certain pass through customer billings were netted against the corresponding operational expenses. To be consistent with Concord's revenue recognition, the combined pro forma revenue and cost of operations have been grossed up to reflect the total revenue received from customers and expenses paid to vendors. Additionally, Concord currently pays transaction processing expenses to both the MAC network and to the BUYPASS Corporation. As both entities revenues are included in EPS's historical financial statements, the revenue to EPS and expense to Concord were eliminated.

MERGER-RELATED EXPENSES

The unaudited pro forma data are presented for informational purposes only and do not give effect to any synergy that may occur due to the combining of Concord's and EPS's existing operations. No detailed analysis of operations of Concord and EPS has been completed to determine whether or to what extent any restructuring charges may be necessary if the Merger is approved. Correspondingly, no adjustments to the combined pro forma financial statements have been included. However, if the Merger is approved, it is expected that such an analysis may occur and restructuring charges may be incurred.

NET INCOME PER SHARE

Pro forma earnings per basic and diluted share for each period are based on the combined weighted average number of shares of common stock outstanding (and dilutive securities for diluted earnings per share), after adjusting Concord's historical amounts for the conversion of outstanding shares of EPS Common Stock into Concord Common Stock at the Exchange Ratio.